Exhibit 10.1

EXECUTION COPY

TERM LOAN CREDIT AGREEMENT

Dated as of April 29, 2015

among

ENERGIZER HOLDINGS, INC.

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

CITIBANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and

J.P. MORGAN SECURITIES LLC

as Co-Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

		Page

13.6	Tax Treatment	83

ARTICLE XIV: NOTICES

14.1	Giving Notice	84
14.2	Change of Address	84

ARTICLE XV: COUNTERPARTS

ARTICLE XVI: USA PATRIOT ACT

Exhibits
EXHIBIT A	—	Commitments
EXHIBIT B	—	Form of Borrowing/Election Notice
EXHIBIT C	—	Form of Assignment and Assumption
EXHIBIT D	—	Reserved
EXHIBIT E	—	List of Closing Documents
EXHIBIT F	—	Form of Officer’s Certificate
EXHIBIT G	—	Form of Compliance Certificate
EXHIBIT H	—	Form of Supplement to Subsidiary Guaranty

Schedules

Schedule 1.1.1	—	Permitted Existing Investments
Schedule 1.1.2	—	Permitted Existing Liens
Schedule 1.1.3	—	Permitted Existing Contingent Obligations
Schedule 6.3	—	Conflicts; Governmental Consents
Schedule 6.7	—	Litigation; Loss Contingencies
Schedule 6.8	—	Reserved
Schedule 6.18	—	Environmental Matters
Schedule 7.3(G)	—	Transactions with Shareholders and Affiliates

v

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement dated as of April 29, 2015 is entered into among ENERGIZER HOLDINGS, INC., a Missouri corporation, the institutions from time to time parties hereto as Lenders and CITIBANK, N.A., in its capacity as Administrative Agent, and BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents.

In consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I: DEFINITIONS

1.1 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Change” is defined in Section 10.9 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

“Administrative Agent” means Citibank in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is One Billion and 00/100 Dollars ($1,000,000,000.00).

“Agreement” means this Term Loan Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4 hereof; provided, however, except as provided in Section 10.9, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4 hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth in the definition thereof. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, anti-money laundering or corruption.

“Applicable Margin” means, as at any date of determination, the rate per annum then applicable to Advances of the applicable Type at such time, as set forth in the Pricing Schedule.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC, in their respective capacities as the co-lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) other than (i) the sale of Inventory in the ordinary course of business and (ii) the sale or other disposition of any obsolete manufacturing Equipment disposed of in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.3), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the president, any vice president (including any executive vice president), the chief financial officer or the treasurer of the Borrower, acting singly.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Energizer Holdings, Inc., a Missouri corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents described in the foregoing clauses (i) through (iv) shall not exceed 365 days; (v) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by Standard & Poor’s Ratings Group or at least Baa by Moody’s Investors Service, Inc.; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer Rating, which foreign bank shall be an institution acceptable to the Administrative Agent), or its branches or agencies; or (viii) shares of money market mutual or similar funds at least 95% of the assets of which are invested in the types of investments satisfying the requirements of clauses (i) through (vii) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change” is defined in Section 4.2 hereof.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 4.2 by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

(ii) during any period of 12 consecutive calendar months, the board of directors of the Borrower shall cease to have as a majority of its members individuals who either:

(a) were directors of the Borrower on the first day of such period, or

(b) were elected or nominated for election to the board of directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;

(iii) other than as a result of a transaction not prohibited under the terms of this Agreement, the Borrower (a) shall cease to own, of record and beneficially, with sole voting and dispositive power, 100% of the outstanding shares of Capital Stock of each of the Subsidiary Guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Subsidiary Guarantors; or

(iv) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Citibank” means Citibank, N.A., in its individual capacity, and its successors.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Commitment” or in the Assignment and Assumption by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption.

“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Domestic Assets” means the total assets of the Borrower and each of its consolidated Subsidiaries that is incorporated under the laws of any jurisdiction in the United States.

“Consolidated Net Worth” means, as of any date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Consolidated Total Capitalization” means, as of any date, the sum of (i) Indebtedness of the Borrower and its consolidated Subsidiaries and (ii) Consolidated Net Worth, all determined in accordance with Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or polychlorinated biphenyls (“PCBs”), and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject. Without in any way limiting the foregoing, as used with respect to the Borrower or any of its Subsidiaries, Contractual Obligations shall include, without limitation, the Financing Facilities and any instruments, documents or agreements executed or delivered in connection therewith by which the Borrower or such Subsidiaries are bound.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Co-Syndication Agent” means each of Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank, N.A. (and their respective successors) in their respective capacities as co-syndication agent for the loan transaction evidenced by this Agreement.

“Covenant Leverage Ratio” is defined in Section 7.4(A) hereof.

“Credit Party” means the Administrative Agent or any other Lender.

“Customary Permitted Liens” means:

(i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the Borrower’s or such Subsidiary’s businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $50,000,000;

(iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(vii) Liens of commercial depository institutions arising in the ordinary course of business constituting a statutory or common law right of setoff against amounts on deposit with any such institution.

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i)

above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Litigation” is defined in Section 6.7 hereof.

“Disregarded Domestic Person” means a Subsidiary of the Borrower (a) incorporated under the laws of any jurisdiction in the United States and (b) that either (i) has no material assets other than equity interests of one or more CFCs, does not conduct any business or activity other than the ownership of such equity interests and does not incur, and is not otherwise liable for, any indebtedness or other liabilities, or (ii) is a direct or indirect Subsidiary of a CFC.

“Disqualified Stock” means any preferred stock and any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction in the United States and that is not a Disregarded Domestic Person.

“Dutch Credit Agreement” means that certain Credit Agreement proposed to be entered into prior to the Proposed Spin-Off Transaction among the Borrower, as guarantor, Edgewell Personal Care Netherlands BV (or another Subsidiary of the Borrower organized under the laws of the Netherlands), as borrower, the institutions from time to time parties thereto as lenders, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the administrative agent, as the same may be amended, restated, supplemented, modified, extended, or refinanced or replaced, from time to time in a manner that is not materially adverse to the interests of the Lenders.

“EBIT” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) non-cash charges (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period) to the extent deducted in computing Net Income, plus (v) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (vi) extraordinary gains to the extent added in computing Net Income.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, to the extent deducted in computing Net Income.

“Environmental, Health or Safety Requirements of Law” means all applicable foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“EPC Credit Facility” means a revolving credit facility proposed to be made available to the Borrower in connection with the consummation of the Proposed Spin-Off Transaction by JPMorgan Chase Bank, N.A., as the administrative agent, and the other institutions from time to time parties thereto as lenders.

“Equipment” means all of the Borrower’s and its Subsidiaries’ present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower’s or Subsidiary’s Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Eurodollar Base Rate” means, with respect to any Eurodollar Rate Advance for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Base Rate” shall be subject to Section 4.3.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the then Applicable Margin.

“Eurodollar Rate Advance” means an Advance which bears interest at the Eurodollar Rate.

“Eurodollar Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

“Excluded Taxes” means, in the case of each Lender, applicable Lending Installation and the Administrative Agent, (a) taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, and (b) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financing Facilities” means the Receivables Purchase Facility, the Senior Notes, any Permitted Financing Facility, the facility evidenced by the Revolving Credit Agreement and the facility evidenced by the Dutch Credit Agreement.

“Floating Rate Advance” means an Advance which bears interest by reference to the Alternate Base Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest by reference to the Alternate Base Rate.

“Foreign Competition Laws” means competition and foreign investment laws and regulations of any jurisdiction outside the United States.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or any member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Borrower or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Borrower that not a Domestic Subsidiary.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.

“Hedging Agreements” means Hedging Arrangements permitted under Section 7.3(O) that are entered into by the Borrower and any Lender or any affiliate of any Lender.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include their respective successors, transferees and assigns.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Indebtedness” of any Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof, provided that the related obligations are not interest bearing, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations in respect of Indebtedness, (g) obligations with respect to letters of credit, (h) Off-Balance Sheet Liabilities, (i) Receivables Facility Attributed Indebtedness and (j) Disqualified Stock. The amount of Indebtedness of any Person at any date shall be without duplication (1) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (2) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Subsidiaries or Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Initial Funding Date” means the initial date on which Loans are advanced hereunder.

“Insolvency Event” is defined in Section 10.14 hereof.

“Intercompany Indebtedness” is defined in Section 10.14 hereof.

“Interest Expense” means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued, including, without duplication, Off-Balance Sheet Liabilities (including Receivables Facility Financing Costs) and the interest component of Capitalized Leases, all as determined in conformity with Agreement Accounting Principles.

“Interest Expense Coverage Ratio” is defined in Section 7.4(B) hereof.

“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months or other periods to the extent available to all of the Lenders and agreed to between the Borrower and the Administrative Agent (acting on the instructions of all of the Lenders), commencing on a Business Day selected by the Borrower on which a Eurodollar Rate Advance is made to Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months (or such other period) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or other period), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or other period). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Borrower or any of its Subsidiaries, and shall include all right, title and interest of the Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower or any of its Subsidiaries.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another

Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Leverage Ratio” is defined in Section 2.14(D)(ii) hereof.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, and collectively, all Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, any Assignment and Assumption, any promissory notes issued pursuant to Section 2.12, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Loan Parties” is defined in Section 5.1 hereof.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Administrative Agent to enforce in any material respect the Obligations.

“Material Domestic Subsidiary” means each consolidated Subsidiary (other than any SPV) of the Borrower (a) that is a Domestic Subsidiary and (b) the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), three percent (3.0%) of the Consolidated Domestic Assets of the Borrower and its consolidated Subsidiaries (other than SPVs).

“Material Foreign Subsidiary” means each consolidated Subsidiary (other than any SPV) of the Borrower (a) that is a Foreign Subsidiary and (b) the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), five percent (5.0%) of the Consolidated Assets of the Borrower and its consolidated Subsidiaries (other than SPVs).

“Material Indebtedness” means (a) any Indebtedness evidenced by the Financing Facilities or (b) any other Indebtedness (other than the Indebtedness hereunder) of a single class with an aggregate outstanding principal amount equal to or greater than $50,000,000.

“Material Subsidiaries” means each of the Borrower’s Material Domestic Subsidiaries and Material Foreign Subsidiaries.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) in the case of a condemnation or casualty event, all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, and (iv) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“New Subsidiary” is defined in Section 7.3(F).

“Non-Consenting Lender” is defined in Section 9.3(D).

“Non-ERISA Commitments” means

(i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

“Non-U.S. Lender” is defined in Section 4.5(iv) hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, the Arrangers, any Affiliate of the Administrative Agent or any Lender or any Indemnitee, of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (and, after the occurrence and during the continuance of a Default, all attorney’s fees and disbursements and paralegals’ fees, whether or not reasonable), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liabilities” of a Person means, without duplication, (a) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries. Notwithstanding the foregoing, prior to the consummation of the Proposed Spin-Off Transaction, the Spinco High Yield Bond Financing shall not constitute Off-Balance Sheet Liabilities of the Borrower or any of its Subsidiaries so long as the Spinco High Yield Bond Conditions are satisfied.

“Originators” means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes” is defined in Section 4.5 hereof.

“Participant” is defined in Section 13.2(A) hereof.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(F) hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.3 to this Agreement.

“Permitted Existing Investments” means the Investments of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.1 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.2 to this Agreement.

“Permitted Financing Facility” means any financing agreement (other than the Revolving Credit Agreement, the Dutch Credit Agreement, the Receivables Purchase Facility and the Senior Notes) under which the Borrower or any of its Subsidiaries incurs or assumes (including in connection with a Permitted Acquisition) Indebtedness permitted by the terms of this Agreement, together with any guarantees of such Indebtedness permitted hereunder (if any) and any other instruments, documents and agreements executed or delivered in connection therewith, as such Permitted Financing Facility may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time in a manner that is permitted by the terms of this Agreement and is not materially adverse to the interests of the Lenders. For the avoidance of doubt, the Spinco High Yield Bond Financing shall be considered a Permitted Financing Facility for purposes of this Agreement for so long as the Spinco High Yield Bond Conditions are satisfied.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by a SPV to (a) purchasers of or other investors in such Receivables and Related

Security or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security, in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any of the following:

(i) any sale, assignment, transfer, lease, conveyance or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than any sale, assignment, transfer, lease, conveyance or other disposition (x) described in Section 7.3(B)(i) through (iv), (y) made to Spinco or Subsidiaries that will become Subsidiaries of Spinco in connection with the Reorganization or (z) which in the aggregate do not result in the sale, assignment, transfer, lease, conveyance or other disposition of property or assets with a fair market value of greater than $10,000,000;

(ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event of greater than $10,000,000;

(iii) the issuance by the Borrower or any Subsidiary or any joint venture in which the Borrower or any of its Subsidiaries is a partner of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than (w) capital contributions received from, or issuance of Equity Interests to, the Borrower or its Subsidiaries, (x) any issuance of directors’ qualifying shares, and (y) any issuance pursuant to employee stock plans, dividend reinvestment plans or other employee benefit plans;

(iv) the incurrence by the Borrower or any Subsidiary of any Indebtedness (other than Loans), other than (v) Indebtedness of Subsidiaries permitted under, and Indebtedness of the Borrower of the type described in, Section 7.3(A)(i) through (viii) and (x), (w) intercompany indebtedness among the Borrower and/or any of its Subsidiaries, (x) credit extensions under the Revolving Credit Agreement up to an aggregate principal amount of commitments and loans outstanding thereunder not in excess of $750,000,000, (y) credit extensions under the Dutch Credit Agreement, and (z) Indebtedness incurred by Spinco or its Subsidiaries pursuant to the Spinco High Yield Bond Financing for so long as the Spinco High Yield Bond Conditions are satisfied; it being understood and agreed that for purposes of this clause (iv), (1) upon failure of any of the Spinco High Yield Bond Conditions to be satisfied, proceeds of such Spinco High

Yield Bond Financing shall immediately be deemed incurred by the Borrower or any Subsidiary and be subject to this clause (iv), and (2) any proceeds of any Indebtedness incurred by Spinco or its Subsidiaries pursuant to the Spinco Credit Facility, shall be subject to this clause (iv); provided, that the amounts described in clauses (1) and (2) of this proviso may be made available to the Borrower by operation of the dividend or other payment described in, and without duplication of, clause (v)); or

(v) the dividend or other payment of cash by Spinco to the Borrower as contemplated by and in connection with the Proposed Spin-Off Transaction.

“Pricing Schedule” means the schedule attached hereto and identified as such, setting forth the Applicable Margin.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed Spin-Off Transaction” means the spin-off by the Borrower of Spinco and its Subsidiaries in a tax-free distribution to its shareholders substantially as described in the Form 10 and in other filings made by the Spinco and the Borrower with the Securities and Exchange Commission.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (A) the aggregate amount of such Lender’s Commitment and outstanding Loans at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the aggregate amount of the Aggregate Commitment and outstanding Loans at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate principal balance of such Lender’s Loans at such time, by (y) the aggregate outstanding amount of all Loans at such time; provided, further, that in the case of Section 9.2 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Commitments and Loans (disregarding any Defaulting Lender’s Commitment and Loans) represented by such Lender’s Commitment and Loans.

“Purchasers” is defined in Section 13.3(A) hereof.

“Receivable(s)” means and includes all of the Borrower’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that are characterized as principal on the balance sheet of the Borrower, or would be so characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Facility Financing Costs” means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Borrower and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.

“Receivables Purchase Documents” means (i) the 2000 Receivables Sale Agreement and (ii) the 2009 Receivables Purchase Agreement, or any other series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such assets (in any such case, together with the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement, refinancing or substitution therefor consistent with the foregoing provisions of this definition.

“Receivables Purchase Facility” means the securitization facility made available to the Borrower, pursuant to which the Receivables and Related Security of the Originators are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

“Register” is defined in Section 13.3(D) hereof.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Reorganization” means the internal reorganization pursuant to which the assets and liabilities of the household products business of Borrower will be transferred to Spinco in connection with the Proposed Spin-Off Transaction, as described in writing to the Administrative Agent prior to the date hereof, or deviations therefrom that are consented to by the Administrative Agent or that are not adverse to the interests of the Administrative Agent or the Lenders.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any Lender shall have become a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, Foreign Competition Laws, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 6, 2011, among the Borrower, the institutions from time to time parties thereto as lenders, and JPMorgan Chase Bank, N.A., as the administrative agent, as the same may be amended, restated, supplemented, modified, extended, or refinanced or replaced, from time to time in a manner that is not materially adverse to the interests of the Lenders.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Senior Management Team” means (i) each Authorized Officer, the chief executive officer, secretary or any other member of management of the Borrower and (ii) any chief executive officer, president, vice president, chief financial officer, treasurer, secretary or any other member of management of any Subsidiary Guarantor.

“Senior Note Purchase Agreements” means, collectively, the 2005 Note Purchase Agreement, the 2006 Note Purchase Agreement and the 2007 Senior Note Purchase Agreement.

“Senior Notes” means, collectively, the 2005 Senior Notes, the 2006 Senior Notes and the 2007 Senior Notes.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and believes that it will be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Repayment Transactions” means any of (i) the repayment of the aggregate outstanding principal and other obligations of the Borrower and its Subsidiaries under the Senior Note Purchase Agreements and the Senior Notes and termination of all financing arrangements thereunder, (ii) the repayment of the aggregate outstanding Receivables Facility Attributed Indebtedness of the Borrower and its Subsidiaries and other obligations incurred under or in connection with the Receivables Purchase Documents and termination of all transfer and financing arrangements, and the release of all Liens granted, thereunder and (iii) at any time concurrently with or following the occurrence of each of the repayment transactions under clauses (i) and (ii), the repayment of all or any portion of the Indebtedness outstanding under the Revolving Credit Agreement (with or without a corresponding reduction of commitments).

“Spinco” means Energizer Spinco, Inc., a Missouri corporation, to be renamed Energizer Holdings, Inc. after the Proposed Spin-Off Transaction.

“Spinco Credit Facility” means, collectively, the revolving and term loan B credit facilities proposed to be made available to Spinco in connection with the consummation of the Proposed Spin-Off Transaction by JPMorgan Chase Bank, N.A., as the administrative agent, and the other institutions from time to time parties thereto as lenders.

“Spinco High Yield Bond Conditions” means (a) any and all Net Proceeds of the Spinco High Yield Bond Financing remain in a deposit or securities account of Spinco that is pledged to the trustee for the bondholders thereunder on customary terms; provided that such funds shall be subject to an agreement that if the Proposed Spin-Off Transaction shall not have occurred by July 9, 2015, all such proceeds shall be returned to the bondholders and shall no longer constitute Indebtedness of Spinco and (b) the obligations of Spinco under the Spinco High Yield Bond Financing shall not be supported by guarantees from (i) the Borrower, (ii) any Subsidiaries of the Borrower that will remain Subsidiaries of the Borrower after giving effect to the Proposed Spin-Off Transaction or (iii) any Subsidiaries of the Borrower that have assets, income or operations that will remain with the Borrower and its Subsidiaries after giving effect to the Proposed Spin-Off Transaction.

“Spinco High Yield Bond Financing” means any senior unsecured bonds issued by Spinco prior to and in connection with the Proposed Spin-Off Transaction.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means (i) as of the Closing Date, all of the Borrower’s Material Domestic Subsidiaries and all other Subsidiaries which are required to become Subsidiary Guarantors pursuant to Section 7.3(Q) as of such date; (ii) all New Subsidiaries which are Material Domestic Subsidiaries and which have satisfied the provisions of Section 7.2(K)(a); (iii) all of the Borrower’s Subsidiaries which become Material Domestic Subsidiaries and which have satisfied the provisions of Section 7.2(K)(b); and (iv) all other Domestic Subsidiaries which become Subsidiary Guarantors in satisfaction of the provisions of Section 7.2(K)(c)(i) or any Subsidiaries which become Subsidiary Guarantors in satisfaction of the provisions of Section 7.2(K)(c)(ii), in each case with respect to clauses (i) through (iv) above, other than the SPVs and together with their respective successors and assigns.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Closing Date, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended, modified, supplemented and/or restated (including to add new Subsidiary Guarantors), and as in effect from time to time.

“Supplement” shall have the meaning set forth in Section 7.2(K).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes, that are imposed on or with respect to any payment made by the Borrower under any Loan Document.

“Termination Date” means the earliest of (i) April 27, 2016, (ii) the date on which the Proposed Spin-Off Transaction has been consummated, (iii) if the Initial Funding Date shall not have occurred on or prior to July 1, 2015, July 2, 2015 and (iv) the date of termination of all or any portion the Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Transferee” is defined in Section 13.5 hereof.

“Trigger Quarter” is defined in Section 7.4(A) hereof.

“2005 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of August 1, 2005 as amended by the First Amendment to Note Purchase Agreement dated September 26, 2005 among the Borrower and the “Purchasers” referred to therein, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $325,000,000 (the “2005 Senior Notes”), which shall be pari passu with the Obligations hereunder, as such 2005 Senior Notes and such Note Purchase Agreement may be amended, restated, supplemented, modified, extended, or refinanced or replaced (to the extent such refinancing or replacement is with the proceeds of another private placement issuance), from time to time in a manner that is not materially adverse to the interests of the Lenders.

“2005 Senior Notes” is defined in the definition of “2005 Note Purchase Agreement” above.

“2006 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of July 6, 2006 among the Borrower and the “Purchasers” referred to therein, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $500,000,000 (the “2006 Senior Notes”), which shall be pari passu with the Obligations hereunder, as such 2006 Senior Notes and such Note Purchase Agreement may be amended, restated, supplemented, modified, extended, or refinanced or replaced (to the extent such refinancing or replacement is with the proceeds of another private placement issuance), from time to time in a manner that is not materially adverse to the interests of the Lenders.

“2006 Senior Notes” is defined in the definition of “2006 Note Purchase Agreement” above.

“2007 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of October 15, 2007 among the Borrower and the “Purchasers” referred to therein, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $890,000,000 (the “2007 Senior Notes”), which shall be pari passu with the Obligations hereunder, as such 2007 Senior Notes and such Note Purchase Agreement may be amended, restated, supplemented, modified, extended, or refinanced or replaced (to the extent such refinancing or replacement is with the proceeds of another private placement issuance), from time to time in a manner that is not materially adverse to the interests of the Lenders.

“2007 Senior Notes” is defined in the definition of “2007 Note Purchase Agreement” above.

“2009 Receivables Purchase Agreement” means that certain Third Amended and Restated Receivables Purchase Agreement, dated as of May 4, 2009, as amended by Amendment No. 1 to Third Amended and Restated Receivables Purchase Agreement, dated as of May 5, 2009, as amended by Amendment No. 2 to Third Amended and Restated Receivables Purchase Agreement, dated as of May 3, 2010, as amended by Amendment No. 3 to Third Amended and Restated Receivables Purchase Agreement, dated as of February 24, 2011, and as amended by Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement, dated as of May 2, 2011, and as further amended, extended or replaced in a manner permitted by this Agreement, among Energizer Receivables Funding Corporation, a Delaware corporation, as the seller thereunder, Energizer Battery, Inc., a Delaware corporation, as the servicer thereunder, Energizer Personal Care, LLC, a Delaware limited liability company, as sub-servicer, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent thereunder, and the other conduits and purchasers parties thereto.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

1.2 References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II: THE TERM LOAN FACILITY

2.1 Loans.

(A) Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, as applicable, from and including the Closing Date and prior to the earlier of (i) July 1, 2015 and (ii) the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make term loans (each individually, a “Loan” and, collectively, the “Loans”) to the Borrower in not more than three (3) draws from time to time, in Dollars, in the amount of such Lender’s Pro Rata Share of the requested Advance, not to exceed such Lender’s Pro Rata Share of the then remaining Aggregate Commitment at such time.

Amounts repaid or prepaid in respect of the Loans may not be reborrowed. Loans shall be, at the option of the Borrower, selected in accordance with Section 2.9, either Floating Rate Loans or Eurodollar Rate Loans. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this Section 2.1 shall consist of Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.

(B) Borrowing/Election Notice; Making of Loans. The Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of any Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Loan. Each Lender shall make available its Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in New Castle, Delaware on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Borrowing Date.

2.2 RESERVED.

2.3 Rate Options for all Advances; Maximum Interest Periods. The Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.9. The Borrower may select, in accordance with Section 2.9, rate options and Interest Periods applicable to the Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

2.4 Optional Payments; Mandatory Prepayments.

(A) Optional Payments. The Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment and provided, further, that optional prepayments of Eurodollar Rate Advances made pursuant to Section 2.1 shall be for the entire amount of the outstanding Eurodollar Rate Advance.

(B) Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received, prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds.

2.5 Reduction of Commitments; Repayment of Loans.

(A) Reduction of Commitments. The Borrower may permanently reduce the unused Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction. The Aggregate Commitment shall be permanently reduced in an amount equal to the Advance made on any Borrowing Date upon the funding of such Advance. To the extent not previously terminated on the Termination Date in accordance with the terms hereof, the then effective and undrawn Aggregate Commitment shall terminate at the earlier of the funding of the third Advance hereunder or 5:00 p.m. (New York time) on July 1, 2015.

(B) Repayment of Loans. The Borrower shall repay the unpaid principal amount of the Loans on the Termination Date.

2.6 Method of Borrowing. Not later than 3:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan, in immediately available funds, to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.7 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than noon (New York time) (a) on or before the Borrowing Date of each Floating Rate Advance and (b) three (3) Business Days before the Borrowing Date for each Eurodollar Rate Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Floating Rate Advances, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate plus the Applicable Margin, changing when and as such Alternate Base Rate and the Applicable Margin, as applicable, changes. Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate and the Applicable Margin. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance, changing when and as the Applicable Margin changes. Changes in the rate of interest on that portion of the Loans maintained as Eurodollar Rate Advances will take effect simultaneously with each change in the Applicable Margin.

2.8 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.9 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3, this Section 2.9 and Section 5.2 to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are repaid or converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have repaid such Loans or given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(C) No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing.

(D) Borrowing/Election Notice. The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than noon (New York time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

2.10 Default Rate. After the occurrence and during the continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower declare that, the interest rate(s) applicable to the Obligations (other than Eurodollar Rate Advances) shall be equal to the Alternate Base Rate plus the then Applicable Margin, changing as and when the Alternate Base Rate and the Applicable Margin, as applicable, changes, or, for Eurodollar Rate Advances, the then highest Eurodollar Rate (utilizing the highest Applicable Margin in effect from time to time), in each case, plus two percent (2.00%) per annum for all Loans and other Obligations; provided, that after the occurrence and during the continuance of a Default under Sections 8.1(F), (G) or (I), the interest rate described in this Section 2.10 shall be applicable without any election or action on the part of the Administrative Agent or any other Lender.

2.11 Method of Payment. All payments of principal, interest, fees and commissions hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 3:00 p.m. (New York time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Citibank for each payment of principal, interest, fees and commissions as it becomes due hereunder.

2.12 Evidence of Debt; Noteless Agreement.

(A) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(C) The entries made in the accounts maintained pursuant to clauses (A) and (B) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded unless the Borrower objects to information contained therein within thirty (30) days of the Borrower’s receipt of such information; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(D) Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (A) and (B) above.

2.13 Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

2.14 Promise to Pay; Interest; Interest Payment Dates; Fees; Interest and Fee Basis.

(A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise and at maturity. Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(C) Fees and Administrative Agent’s and Arrangers’ Fees.

(i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, (a) on the 91st day following the Initial Funding Date, an amount equal to 0.50% of the aggregate outstanding principal amount of the Loans, (b) on the 181st day following the Initial Funding Date, an amount equal to 0.75% of the aggregate outstanding principal amount of the Loans and (c) on the 271st day following the Initial Funding Date, an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans.

(ii) The Borrower shall pay to the Administrative Agent for the sole account of the Administrative Agent, the fees payable at the times and in the amounts separately agreed.

(D) Interest and Fee Basis.

(i) Interest accrued on Eurodollar Rate Advances shall be calculated for actual days elapsed on the basis of a year of 360 days, and interest accrued on Floating Rate Advances where the basis for calculation is the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a year of 365, or when appropriate 366, days. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 3:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Margin shall be determined from time to time by reference to the Pricing Schedule on the basis of the then applicable ratio of (i) the sum of all Indebtedness of the Borrower and its Subsidiaries to (ii) EBITDA (such ratio, the “Leverage Ratio”), as described in such Pricing Schedule. For purposes of such Pricing Schedule, the Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

2.15 Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing/Election Notice and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to the provisions of Section 4.6, each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.17 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash (to the full extent that such Obligations are payable in cash), all financing arrangements among the Borrower and the Lenders under or in connection with this Agreement and the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19 Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (i) become a Defaulting Lender, (ii) requested compensation from the Borrower under Sections 4.1, 4.2 or 4.5 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.2, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, and all Loans owing to it) in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute any Assignment and Assumption as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 4.1, 4.2 and 4.5 with respect to such Affected Lender and any compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4, 4.5 and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Article XI with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender has become a Defaulting Lender.

ARTICLE III: [RESERVED]

ARTICLE IV: YIELD PROTECTION; TAXES

4.1 Yield Protection. If any Change in Law:

(i) subjects any Lender, any applicable Lending Installation or the Administrative Agent to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes or (C) Other Taxes), or

(ii) imposes or increases or deems applicable any reserve, special deposit, liquidity, or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, applicable Lending Installation or the Administrative Agent of making, continuing, converting into or maintaining its Loans or Commitment or to reduce the return received by such Lender, applicable Lending Installation or the Administrative Agent in connection with such Loans or Commitment, then, within fifteen (15) days of demand by such Person, the Borrower shall pay such Person such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

Notwithstanding the foregoing provisions of this Section 4.1, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.1 within ninety (90) days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is ninety (90) days before the date on which such Lender notifies the Borrower of such event or circumstance.

4.2 Changes in Capital Adequacy Regulations. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

4.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (ii) the interest rate applicable to Eurodollar Rate Advances does not accurately reflect the cost of making or maintaining Eurodollar Rate Advances, then the Administrative Agent shall suspend the availability of Eurodollar Rate Advances and require any affected Eurodollar Rate Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 4.4. If prior to the commencement of any Interest Period for a Eurodollar Rate Advance the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing/Election Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Rate Advance shall be ineffective and any such Eurodollar Rate Advance shall be repaid on the last day of the then current Interest Period applicable thereto or converted to a Floating Rate Advance and (ii) if any Borrowing/Election Notice requests a Eurodollar Rate Advance, such Advance shall be made as a Floating Rate Advance.

4.4 Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Advance is assigned other than on the last day of an Interest Period therefor as a result of a request of the Borrower pursuant to Section 2.19, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (excluding loss of margin), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Advance.

4.5 Taxes.

(i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made. Such Lender or the Administrative Agent, as the case may be, shall promptly reimburse the Borrower for such payments to the extent such Lender or the Administrative Agent receives actual knowledge that it has received any tax credit or other benefit in connection with such tax payments and that such tax credit or benefit is clearly attributable to this Agreement.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any promissory note issued hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement or any promissory note issued hereunder or any other Loan Document (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6.

(iv) Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement, or, if later, the date on which such Non-U.S. Lender becomes a party hereto, deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8, certifying that it is entitled to an exemption from United States withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request (without cost to the Borrower) to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any promissory note issued hereunder pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) Each Lender shall severally indemnify the Administrative Agent for any Taxes, Excluded Taxes or Other Taxes (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.5(vii) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(viii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.5(viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

4.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Eurodollar Rate Advances under Section 4.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not, and without regard to loss of margin. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

5.1 Initial Funding Date. The Lenders shall not be required to make the initial Loans unless the Closing Date shall have occurred and:

(A) the Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders on or before the Closing Date, all in form and substance satisfactory to the Administrative Agent and the Lenders:

(1) Copies of the Certificate of Incorporation of the Borrower and each of the Subsidiary Guarantors (collectively, the “Loan Parties”), together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(2) Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents entered into by it;

(3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the original or facsimile signature of the officers of the Loan Parties authorized to sign the Loan Documents and the officers of the Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(4) A certificate, in form and substance satisfactory to the Administrative Agent signed by the chief financial officer or the treasurer of the Borrower, stating that on the Closing Date (both before and after giving effect to any proposed Loan to be made thereon), all of the representations in this Agreement are true and correct in all material respects and no Default or Unmatured Default has occurred and is continuing;

(5) The written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders, in form and substance (including with respect to assumptions and qualifications) acceptable to the Administrative Agent and the Lenders;

(6) Either a counterpart signed on behalf of each Loan Party or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such Loan Party) that each Loan Party has signed a counterpart of each Loan Document to which it is a party, including, without limitation, the Subsidiary Guaranty and such other Loan Documents as the Administrative Agent or its counsel may have reasonably requested; and

(7) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, the Subsidiary Guaranty, opinions of counsel, an officer’s no-default certificate and each other instrument, document, agreement, opinion and certificate listed on the List of Closing Documents attached as Exhibit E to this Agreement.

(B) (i) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date (including fees for the account of the Lenders), including to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, and (ii) each party hereto shall have delivered either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

5.2 Each Advance. The Lenders shall not be required to make, convert or continue any Advance, unless on the applicable Borrowing Date, both before and after taking into account the proposed borrowing, conversion or continuation:

(i) There exists no Default or Unmatured Default;

(ii) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or issuance date, as applicable; and

(iii) The Borrower shall have delivered a Borrowing/Election Notice in accordance with the requirements of Section 2.1, which Borrowing/Election Notice, in the case of the making of any Advance, shall specify the applicable Specified Repayment Transaction in respect of which the proceeds of such Advance shall be applied and certify that all necessary actions shall have been taken to effect such Specified Repayment Transaction (including, without limitation, the termination of any Liens in connection therewith) substantially concurrently with the making of such Advance.

Each Borrowing/Election Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied. Any Lender may require a duly completed officer’s certificate in substantially the form of Exhibit F hereto and/or a duly completed compliance certificate in substantially the form of Exhibit G hereto as a condition to making an Advance.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date and thereafter on each date as required by Sections 5.1 and 5.2:

6.1 Organization; Corporate Powers. Each of the Borrower and each of its Material Subsidiaries (i) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

6.2 Authority.

(A) Each of the Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents and (ii) to file the Loan Documents, if any, which must be filed by it or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.

(B) The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of its Subsidiaries or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of its Subsidiaries is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

(C) Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether enforcement is sought by proceedings in equity or at law)), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to

Section 5.1 without the prior written consent of the Required Lenders (or all of the Lenders if required by Section 9.3), and the Borrower and its Subsidiaries have performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower or its Subsidiaries on or before the Closing Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

6.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws (or equivalent constituent documents) of the Borrower or any of its Subsidiaries, (ii) constitute a tortious interference with any Financing Facility or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Financing Facility, or require termination of any Financing Facility, (iii) constitute a tortious interference with any such Contractual Obligation (other than the Financing Facilities) of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any of its Subsidiaries, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any of its Subsidiaries, other than Liens permitted or created by the Loan Documents, or (v) require any approval of the Borrower’s or any of its Subsidiaries’ Board of Directors (or equivalent governing body) or shareholders, as applicable, except such as have been obtained. Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4 Financial Statements.

The September 30, 2014 audited and the December 31, 2014 quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

6.5 No Material Adverse Change. Since September 30, 2014 (determined by reference to the audited financial statements prepared with respect to the Borrower and its Subsidiaries), there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6 Taxes.

(A) Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower’s Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 7.2(D), neither the Borrower nor any of the Borrower’s Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

(B) Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect, except for any such liability in respect of other members of the consolidated group of which the Borrower previously was a member as a Subsidiary of Ralston Purina Company, in respect of which and solely to the extent that (i) the Borrower is entitled to be indemnified by Ralston Purina Company or its successors pursuant to that certain Tax Sharing Agreement, dated as of April 1, 2000, between Ralston Purina Company and the Borrower (as the same has been or may hereafter be amended or otherwise modified) and (ii) the Borrower’s right to indemnification for such liability is not being contested by Ralston Purina Company (or, if previously contested, any such contest has not been resolved in favor of Ralston Purina Company).

6.7 Litigation; Loss Contingencies and Violations. There are no actions, suits, proceedings, arbitrations or, to the knowledge of any member of the Borrower’s Senior Management Team, investigations before or by any Governmental Authority or private arbitrator pending or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened against the Borrower, any of its Subsidiaries or any property of any of them that (i) challenges the validity or the enforceability of any material provision of the Loan Documents or (ii) has had or could reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 6.7). There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

6.8 Subsidiaries. Other than shares of Common Stock of Borrower which are granted under the Borrower’s benefit plans, none of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the stock of the Borrower’s Subsidiaries is not Margin Stock.

6.9 ERISA. No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein) by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment. Each Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by an amount which could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained. For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.9, in excess of $50,000,000.

6.10 Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.11 Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any Contractual Obligation or subject to any charter or other corporate or similar restriction which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

6.13 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.14 Assets and Properties. The Borrower and each of its Subsidiaries has legal title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its material leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

6.15 Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16 Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

6.17 Labor Matters. No attempt to organize the employees of the Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated, which has or could reasonably be expected to have a Material Adverse Effect.

6.18 Environmental Matters. (A) Except as disclosed on Schedule 6.18 to this Agreement:

(i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv) there is not now, nor to the Borrower’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would result in material remediation costs or material penalties to the Borrower or any of its Subsidiaries; and

(v) neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B) For purposes of this Section 6.18 “material” means any noncompliance or other basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.18, in excess of $50,000,000.

6.19 Solvency. After giving effect to (i) the Loans to be made on the Initial Funding Date or each such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Subsidiaries taken as a whole are, Solvent.

6.20 Benefits. Each of the Borrower and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Administrative Agent and the Lenders have stated and the Borrower acknowledges that, but for the agreement by each of the Subsidiary Guarantors to execute and deliver the Subsidiary Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

6.21 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VII: COVENANTS

The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements among the Borrower and the Lenders shall have been terminated, unless the Required Lenders shall otherwise give prior written consent:

7.1 Reporting. The Borrower shall:

(A) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which the Administrative Agent shall promptly deliver to the Lenders):

(i) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the Borrower’s first three fiscal quarters, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or treasurer of the Borrower on behalf of the Borrower as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Compliance Certificate. Together with each delivery of any financial statements (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article VI hereof shall have been true and correct in all material respects as of the date of such Officer’s Certificate and (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit G attached hereto and made a part hereof, signed by the Borrower’s chief financial officer or treasurer setting forth calculations for the period which demonstrate compliance, when applicable, with the provisions of Section 7.2(K), Sections 7.3(A) through (Q) and Section 7.4, and which calculate the Leverage Ratio for purposes of determining the then Applicable Margin.

(B) Notice of Default and Adverse Developments. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii) that any Person having the authority to give such a notice has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), or (iii) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(C) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $25,000,000, a written statement of the chief financial officer or treasurer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days after such communication is received; and

(iii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this Section 7.1(C), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

(D) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Material Indebtedness, including, without limitation holders of Indebtedness under any Financing Facility, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice received by the Borrower from the holders of funded Material Indebtedness who are authorized and/or have standing to deliver such notice pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice is received by the Borrower.

(E) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof.

(F) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, deliver or cause to be delivered to the Administrative Agent a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $25,000,000.

(G) New Permitted Financing Facilities; Amendments to or Refinancings of Existing Financing Facilities and Material Indebtedness. Promptly after the execution thereof, deliver or cause to be delivered to the Administrative Agent copies of (i) the documents evidencing the Indebtedness extended to the Borrower or any of its Subsidiaries under a Permitted Financing Facility having an aggregate principal outstanding or committed amount equal to or greater than $50,000,000 and (ii) all material amendments, restatements, supplements, modifications, extensions, or refinancings or replacements to or of, as the case may be, any of the documents evidencing all or any portion of the Indebtedness extended to the Borrower or any of its Subsidiaries under any of the Financing Facilities and any other Material Indebtedness; provided, however, that nothing herein shall eliminate the necessity or advisability of providing advance copies of draft documentation of the foregoing to the Administrative Agent for review in order to ensure the permissibility of any such Indebtedness, amendments, restatements, supplements, modifications, extensions, or refinancings or replacements.

(H) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective businesses and assets, including, without limitation, information and documentation relating to the Proposed Spin-Off Transaction and schedules identifying and describing the identity, capitalization or ownership of Subsidiaries or any Asset Sale (and the use of the Net Proceeds thereof), as from time to time may be reasonably requested by the Administrative Agent.

7.2 Affirmative Covenants.

(A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(H), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

(B) Corporate Powers; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted unless the failure of the Borrower or its Material Subsidiaries to carry on and conduct its business as so described would not reasonably be expected to have a Material Adverse Effect.

(C) Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(D) Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(E) Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs, with such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practice as determined by the Borrower.

(F) Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (provided that an officer of the Borrower or any of its Subsidiaries may, if it so desires, be present at and participate in any such discussion). The Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

(G) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(H) Maintenance of Property. The Borrower shall cause all property necessary for the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary for the conduct of its business; provided, however, that nothing in this Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Administrative Agent or the Lenders.

(I) Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries, individually or in the aggregate, to liability in excess of $50,000,000.

(J) Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for the Specified Repayment Transactions, including transaction costs and expenses incurred in connection therewith, and for any transaction costs and expenses incurred in connection herewith.

(K) Addition of Subsidiary Guarantors.

(a) New Subsidiaries. The Borrower shall cause each New Subsidiary that is, at any time, a Material Domestic Subsidiary (other than a SPV) to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Exhibit H attached hereto (a “Supplement”) and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent, such Supplement and other documentation to be delivered to the Administrative Agent as promptly as possible upon the creation, acquisition of or capitalization thereof or if otherwise necessary to remain in compliance with Section 7.3(Q), but in any event within thirty (30) days of such creation, acquisition or capitalization. Borrower shall be permitted to establish and create Spinco without satisfying the requirements of this clause (a) prior to July 9, 2015.

(b) Additional Material Domestic Subsidiaries. If any consolidated Subsidiary of the Borrower (other than a New Subsidiary to the extent addressed in Section 7.2(K)(a) or a SPV) becomes a Material Domestic Subsidiary, the Borrower shall cause any such Material Domestic Subsidiary to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplement and other documentation to be delivered to the Administrative Agent as promptly as possible but in any event within thirty (30) days following the date on which such consolidated Subsidiary became a Material Domestic Subsidiary.

(c) Additional Subsidiary Guarantors.

(i) If at any time a member of the Senior Management Team of the Borrower has actual knowledge that the aggregate assets of all of the Borrower’s consolidated Domestic Subsidiaries (other than SPVs) which are not Subsidiary Guarantors exceed ten percent (10%) of Consolidated Domestic Assets of the Borrower and its consolidated Domestic Subsidiaries (other than the SPVs), as calculated by the Borrower, the Borrower shall cause such consolidated Domestic Subsidiaries as are necessary to reduce such aggregate assets to or below ten percent (10%) of such Consolidated Domestic Assets to deliver to the Administrative Agent executed Supplements to become Subsidiary Guarantors and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplements and other documentation to be delivered to the Administrative Agent as promptly as possible but in any event within thirty (30) days following the initial date on which a member of the Senior Management Team of the Borrower obtained actual knowledge that such aggregate assets exceed ten percent (10%) of such Consolidated Domestic Assets.

(ii) If at any time any Subsidiary of the Borrower which is not a Subsidiary Guarantor guaranties any Indebtedness of the Borrower for which the Borrower is a primary obligor (other than solely as a guarantor of obligations of its Affiliates or other third parties), other than the Indebtedness hereunder, the Borrower shall cause such Subsidiary to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplement and other documentation to be delivered to the Administrative Agent prior to or concurrently with the delivery of the guaranty of such other Indebtedness.

For the avoidance of doubt, and without limiting any other provision of this Section 7.2(K), the Borrower shall cause Supplements to the Subsidiary Guaranty, and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, to be delivered by (x) each “Subsidiary Guarantor” described in clause (i) of the definition of “Subsidiary Guarantors” in the Revolving Credit Agreement, and (y) each Domestic Subsidiary that is a “Subsidiary Guarantor” under the Dutch Credit Agreement, in each case, that is not already a Subsidiary Guarantor, and in each case, as and when such guarantees and related deliveries are delivered under the Revolving Credit Agreement or the Dutch Credit Agreement, as applicable.

7.3 Negative Covenants.

(A) Subsidiary Indebtedness. The Borrower shall not permit any of its Subsidiaries directly or indirectly to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness of the Subsidiaries under the Subsidiary Guaranty;

(ii) Indebtedness in respect of guaranties executed by any Subsidiary Guarantor with respect to any Indebtedness of the Borrower, provided such Indebtedness is not incurred by the Borrower in violation of this Agreement;

(iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv) Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

(v) Indebtedness arising from loans (a) from any Subsidiary to any wholly-owned Subsidiary or (b) from the Borrower to any wholly-owned Subsidiary; provided, that if any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations on terms satisfactory to the Administrative Agent;

(vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(O);

(vii) Indebtedness with respect to surety, appeal and performance bonds obtained by any of the Borrower’s Subsidiaries in the ordinary course of business;

(viii) Prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, Indebtedness incurred in connection with the Receivables Purchase Documents, provided, that Receivables Facility Attributed Indebtedness incurred in connection therewith does not exceed $250,000,000 in the aggregate at any time outstanding;

(ix) Other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred by the Borrower’s Subsidiaries; provided that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would result therefrom; and provided further that the aggregate outstanding amount of all Indebtedness incurred by the Borrower’s Subsidiaries (other than Indebtedness incurred pursuant to clauses (i), (ii), (v), (vi) and (viii) of this Section 7.3(A)) shall not at any time exceed 25% of the Borrower’s Consolidated Total Capitalization;

(x) Indebtedness incurred pursuant to the Dutch Credit Agreement; and

(xi) Indebtedness incurred pursuant to the Spinco High Yield Bond Financing so long as the Spinco High Yield Bond Conditions are satisfied.

(B) Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(i) sales of Inventory in the ordinary course of business;

(ii) the disposition in the ordinary course of business of Equipment that is obsolete, excess or no longer used or useful in the Borrower’s or its Subsidiaries’ businesses;

(iii) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, any Permitted Receivables Transfer; provided that the amount of Receivables Facility Attributed Indebtedness does not exceed $250,000,000 in the aggregate at any time outstanding;

(iv) sales, transfers or other dispositions of property to the Borrower or a Subsidiary Guarantor; and

(v) sales, assignments, transfers, leases, conveyances or other dispositions of other assets (other than pursuant to clauses (i), (ii), (iii) and (iv) above) if such transaction (a) is for not less than fair market value, and (b) when combined with all such other transactions (each such transaction being valued at book value) occurring during the fiscal year in which such proposed transaction occurred represents the disposition of not greater than fifteen percent (15%) of the Borrower’s Consolidated Assets (such Consolidated Assets being calculated for the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into).

(C) Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) (a) Liens, if any, created by the Loan Documents or otherwise securing the Obligations, (b) Liens created by the “Loan Documents” under and as defined in the Revolving Credit Agreement or otherwise securing the “Obligations” (as such terms are defined in the Revolving Credit Agreement), provided, that from and after the date on which the requisite lenders under the Revolving Credit Agreement so permit, such Liens are shared on an equal and ratable basis with the Lenders with respect to the Obligations hereunder and (c) Liens created by the “Loan Documents” under and as defined in the Dutch Credit Agreement or otherwise securing the “Obligations” (as such terms are defined in the Dutch Credit Agreement), provided that such Liens are shared on an equal and ratable basis with the Lenders with respect to the Obligations hereunder;

(ii) Customary Permitted Liens;

(iii) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, Liens arising under the Receivables Purchase Documents; and

(iv) Liens on the proceeds of the Spinco High Yield Bond Financing, in favor of the trustee for the bondholders under the Spinco High Yield Bond Financing, and held in escrow in accordance with the Spinco High Yield Bond Conditions;

(v) other Liens, including Permitted Existing Liens, (a) securing Indebtedness of the Borrower and/or (b) securing Indebtedness of the Borrower’s Subsidiaries as permitted pursuant to Section 7.3(A), all of which, when taken together, secure Indebtedness in an aggregate outstanding principal amount not to exceed five percent (5%) of Consolidated Assets at any time.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; provided, that any agreement, note, indenture or other instrument in connection with purchase money indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations on the items of property obtained with the proceeds of such purchase money indebtedness; provided, further, that (a) prior to the Specified Repayment Transaction in respect of the Senior Notes, the Senior Note Purchase Agreements in connection with the Senior Notes may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; (b) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, the Receivables Purchase Documents may prohibit the creation of a Lien with respect to all of the assets of the SPV and with respect to the Receivables and Related Security of any of the Originators in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; and (c) each of the Revolving Credit Agreement, the Dutch Credit Agreement and any Permitted Financing Facility may prohibit the creation of a Lien in favor of the Administrative Agent, for the benefit of itself and the Holders of Obligations, as collateral for the Obligations unless the holders of the obligations under the Revolving Credit Agreement, the Dutch Credit Agreement or Permitted Financing Facility, as applicable, shall be provided with an equal and ratable Lien.

(D) Investments. Except to the extent permitted pursuant to paragraph (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i) Investments in cash and Cash Equivalents;

(ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries;

(v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

(vi) Investments in any consolidated Subsidiaries (other than joint ventures);

(vii) Investments in joint ventures and nonconsolidated Subsidiaries in an aggregate amount not to exceed $75,000,000;

(viii) Investments constituting Permitted Acquisitions;

(ix) Investments constituting Indebtedness permitted by Section 7.3(A) or Contingent Obligations permitted by Section 7.3(E);

(x) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, Investments in the SPVs (a) required in connection with the Receivables Purchase Documents and (b) resulting from the transfers permitted by Section 7.3(B)(iii); and

(xi) Borrower and its Subsidiaries may make Investments in Spinco in an aggregate amount necessary (but only in an amount necessary) to pay the accrued interest on the Spinco High Yield Bond Financing through the earlier of July 9, 2015 and the termination date of the escrow agreement, as well as fees and expenses in connection with the incurrence, maintenance and repayment of the Spinco High Yield Bond Financing on such date, which invested amount shall be maintained in the deposit or securities account of Spinco pledged in favor of the trustee for the noteholders under the bond indenture; and

(xii) Investments in addition to those referred to elsewhere in this Section 7.3(D) in an aggregate amount not to exceed $75,000,000.

(E) Contingent Obligations. None of the Borrower’s Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; (v) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty; (vi) Contingent Obligations of Subsidiaries which are Subsidiary Guarantors under a guaranty of the Indebtedness of the Borrower evidenced by the Revolving Credit Agreement, the Dutch Credit Agreement, any Permitted Financing Facility and, prior to the Specified Repayment Transaction in respect of the Senior Notes, the Senior Notes and the Senior Note Purchase Agreements; (vii) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, Contingent Obligations of the Borrower or any of its Subsidiaries arising under the Receivables Purchase Documents; (viii) Contingent Obligations of non-domestic Subsidiaries represented by guarantees of obligations of other non-domestic Subsidiaries; (ix) Contingent Obligations of Subsidiaries which are guarantors under a guaranty of Indebtedness of a Subsidiary of the Borrower (including a Permitted Financing Facility) permitted under Section 7.3(A)(ix) (provided that, for the avoidance of doubt, Contingent Obligations with respect to Spinco’s obligations under the Spinco High Yield Bond Financing shall only be permitted if the Spinco High Yield Bond Conditions are satisfied) and (x) Contingent Obligations incurred in the ordinary course of business by any of the Borrower’s Subsidiaries in respect of obligations of any Subsidiary.

(F) Conduct of Business; New Subsidiaries; Acquisitions. Except as expressly provided in clause (c) in the definition of “Permitted Acquisition” below, neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries on the date of such transaction and any business or activities which are substantially similar, related or incidental thereto. The Borrower may create, acquire in a Permitted Acquisition or capitalize any Subsidiary (a “New Subsidiary”) after the date hereof if (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct; and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Sections 7.2(K) and 7.3(Q).

Without in any way limiting the foregoing, neither the Borrower nor any of its Subsidiaries shall make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(a) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith, and all of the representations and warranties contained herein shall be true and correct on and as of the date such Acquisition with the same effect as though made on and as of such date;

(b) the purchase is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller prior to the commencement of such Acquisition; provided, however, that nothing in this clause (b) shall prevent the Borrower from enforcing its rights against a seller following a default in such seller’s obligations under any such agreement;

(c) the businesses being acquired shall be consumer product companies or other businesses that are substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries as of the Closing Date, as well as suppliers to or distributors of products similar to those of the Borrower and its Subsidiaries; provided, however, that the Borrower and its Subsidiaries shall be permitted to acquire businesses that do not satisfy the foregoing criteria in this clause (c) so long as the aggregate purchase price for all such acquisitions does not exceed five percent (5%) of the Borrower’s consolidated tangible net assets (on a pro forma basis) as of the date of the consummation of such Acquisition; and

(d) prior to each such Acquisition, the Borrower shall determine that after giving effect to such Acquisition and the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries, to the extent permitted by this Agreement, in connection therewith, on a pro forma basis acceptable to the Administrative Agent the Borrower would have been in compliance with the financial covenants in Section 7.4 for the applicable period being tested and not otherwise in Default.

(G) Transactions with Shareholders and Affiliates. Except for (a) the transactions set forth on Schedule 7.3(G), (b) prior to the Specified Repayment Transaction in respect of the Receivable Purchase Facility, Permitted Receivables Transfers and (c) Investments permitted by Section 7.3(D), neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.

(H) Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any such Subsidiary’s business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B) or 7.3(F) (including the liquidation, winding up or dissolution of a Subsidiary in connection with a transaction permitted under Section 7.3(B)) and (ii) a Subsidiary of the Borrower may be merged into, liquidated into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Subsidiary of the Borrower; provided if a Subsidiary Guarantor is merged into, liquidated into or consolidated with another Subsidiary of the Borrower, the surviving Subsidiary shall also be or shall become a Subsidiary Guarantor to the extent required under Section 7.2(K) or 7.3(Q) hereunder.

(I) Sales and Leasebacks. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A).

(J) Margin Regulations; Use of Proceeds. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement (i) to purchase or carry Margin Stock in violation of any of the regulations of the Board, including Regulations T, U and X or (ii) for any purpose other than those set forth in Section 7.2(J). The Borrower will not request any Advance, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(K) ERISA. The Borrower shall not:

(i) fail to satisfy the “minimum funding standard” (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(ii) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in liability of the Borrower or any Controlled Group member under Title IV of ERISA;

(iii) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(iv) permit any unfunded liabilities with respect to any Foreign Pension Plan;

except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $50,000,000 or have a Material Adverse Effect.

(L) Corporate Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

(M) Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a twelve-month period ending September 30 of each year.

(N) Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, redeem or repurchase its stock, make any other similar payment or distribution, pay any Indebtedness or other obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary or merge, consolidate with or liquidate into the Borrower or any other Subsidiary other than pursuant to (i) this Agreement, the Revolving Credit Agreement, the Dutch Credit Agreement or any other Permitted Financing Facility; provided, however, that the restrictions in a Permitted Financing

Facility shall be no more adverse to the Lenders than the provisions set forth in this Agreement and in any event (x) shall not prohibit any Subsidiary from paying dividends or making any other distribution on its stock to, redeem or repurchase its stock from, or making any other similar payment or distribution to, the Borrower or any Subsidiary Guarantor, and (y) shall not prohibit the Borrower or any Subsidiary from paying any Indebtedness or other obligation owed to, making loans or advances or other Investments in, selling, transferring or otherwise conveying any of its property to, or merge, consolidate with or liquidating into, the Borrower or any Subsidiary Guarantor, all as established by the Borrower to the reasonable satisfaction of the Administrative Agent and (ii) prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, the Receivables Purchase Documents.

(O) Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Hedging Arrangements other than Hedging Arrangements entered into by the Borrower or its Subsidiaries pursuant to which the Borrower or such Subsidiary has hedged its or its Subsidiaries’ reasonably estimated interest rate, foreign currency or commodity exposure and which are of a non-speculative nature.

(P) Issuance of Disqualified Stock. From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock. All issued and outstanding Disqualified Stock shall be treated as Indebtedness for borrowed money for all purposes of this Agreement, and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

(Q) Non-Guarantor Subsidiaries. Subject to the grace period set forth in Section 7.2(K)(c)(i), the Borrower will not at any time permit the aggregate assets of all of the Borrower’s consolidated Domestic Subsidiaries (other than the SPVs) which are not Subsidiary Guarantors to exceed ten percent (10%) of Consolidated Domestic Assets of the Borrower and its consolidated Subsidiaries (other than the SPVs). The Borrower shall not permit any of its Subsidiaries (including Foreign Subsidiaries) to guaranty any Indebtedness of the Borrower for which the Borrower is a primary obligor (other than solely as a guarantor of obligations of its Affiliates or other third parties) other than the Indebtedness hereunder unless each such Subsidiary is a Subsidiary Guarantor under the Subsidiary Guaranty.

(R) Certain Spin-Off Related Transactions. Notwithstanding any other provision to the contrary contained in this Agreement:

(i) the Borrower and its Subsidiaries shall be permitted to consummate the Reorganization;

(ii) the Borrower shall be permitted to execute and deliver signature pages to the Spinco Credit Facility and the EPC Credit Facility so long as none of the following occurs until immediately prior to the consummation of the Proposed Spin-Off Transaction: (a) no loans or other extensions of credit are made to the Borrower, Spinco or their respective Subsidiaries thereunder; (b) none of Borrower, Spinco or their respective Subsidiaries have guaranteed, or granted Liens on its assets (or made filings with any Governmental Authority in anticipation of granting any such Liens), in respect of any existing or potential obligations thereunder; and (c) the Borrower, Spinco and their respective Subsidiaries shall not be subject to any effective covenants or terms thereunder (other than customary obligations arising under any commitment or fee letters executed in connection therewith);

(iii) none of Borrower, Spinco or their Subsidiaries shall amend, supplement or otherwise modify the terms of the Proposed Spin-Off Transaction as reflected in the Form 10 or in other filings made by the Spinco and the Borrower with the Securities and Exchange Commission, except as consented to by the Administrative Agent or in a manner that is not adverse to the interests of the Administrative Agent or the Lenders; and

(iv) the Proposed Spin-Off Transaction shall not occur unless (x) all Obligations outstanding hereunder have been paid in full in cash or (y) Spinco has raised Indebtedness pursuant to the Spinco High Yield Bond Financing and the Spinco Credit Facility in a sufficient amount to allow for a dividend or other payment of not less than $1,000,000,000 to the Borrower on or before the Spin-Off Date for the repayment in full in cash of all Obligations outstanding hereunder.

7.4 Financial Covenants. The Borrower shall comply with the following:

(A) Maximum Covenant Leverage Ratio. The Borrower shall not permit the ratio of (i) the sum of all Indebtedness of the Borrower and its Subsidiaries minus, solely for the purposes of the calculation of the Covenant Leverage Ratio pursuant to this Section 7.4(A), Receivables Facility Attributed Indebtedness to (ii) EBITDA (such ratio, the “Covenant Leverage Ratio”) at any time to be greater than 3.50 to 1.00; provided that if, at the end of any fiscal quarter, the Covenant Leverage Ratio is greater than 3.50 to 1.00 and the Borrower has entered into a transaction or transactions, including, but not limited to, Permitted Acquisitions or repurchases of the Borrower’s Capital Stock within the two most recently ended fiscal quarters (including such fiscal quarter) (a fiscal quarter in which all such conditions are satisfied, a “Trigger Quarter”), then the Covenant Leverage Ratio may be greater than 3.50 to 1.00 but shall not exceed 4.00 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters; provided that, following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Covenant Leverage Ratio has returned to less than or equal to 3.50 to 1.00 as of the end of at least one fiscal quarter following the occurrence of such initial Trigger Quarter; provided, further that, the Covenant Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the fourth fiscal quarter after such initial Trigger Quarter. The Covenant Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (a) for Indebtedness and Receivables Facility Attributed Indebtedness, Indebtedness and Receivables Facility Attributed Indebtedness, as the case may be, as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

(B) Minimum Interest Expense Coverage Ratio. The Borrower shall maintain a ratio (the “Interest Expense Coverage Ratio”) for any applicable period of (a) EBIT for such period to (b) Interest Expense for such period of greater than 3.00 to 1.00 for each fiscal quarter. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

Notwithstanding the foregoing or Agreement Accounting Principles to the contrary, so long as the Spinco High Yield Bond Conditions are satisfied, neither the Spinco High Yield Bond Financing, nor or any interest, fees or expenses in connection therewith, shall be included in determining compliance with the covenants in this Section 7.4.

ARTICLE VIII: DEFAULTS

8.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower or there shall otherwise be a breach of any covenant under:

(i) Sections 7.1 or 7.2 (other than Section 7.2(K)) and such failure or breach shall continue unremedied for thirty (30) days after the earlier to occur of (a) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (b) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach or should have known of the existence of such breach; or

(ii) Sections 7.2(K), 7.3 or 7.4.

(C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the earlier to occur of (a) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (b) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach or should have known of the existence of such breach.

(E) Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), beyond any period of grace provided, with respect to any Indebtedness (other than Indebtedness hereunder) which individually or together with other such Indebtedness as to which any such failure exists (other than hereunder) constitutes Material Indebtedness; or any breach, default or event of default (including any “Amortization Event” or event of like import in connection with the Receivables Purchase Facility) shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower or any of its Subsidiaries offer to purchase such Material Indebtedness or other required repurchase of such Material Indebtedness, or permit the holder(s) of such Material Indebtedness to accelerate the maturity of any such Material Indebtedness or require a redemption or other repurchase of such Material Indebtedness; or any such Material Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Borrower or any of the Borrower’s Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower’s Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower’s Material Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower’s Material Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of the Borrower’s Material Subsidiaries (i) shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) shall make any assignment for the benefit of creditors, (v) shall take any corporate action to authorize any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

(H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $50,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(I) Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower’s Subsidiaries party thereto seeks to repudiate its obligations under any Loan Document.

(K) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(L) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(c) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Required Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(M) Change of Control. A Change of Control shall occur.

(N) Hedging Agreements. Nonpayment by the Borrower of any material obligation under any Hedging Agreement or the breach by the Borrower of any material term, provision or condition contained in any such Hedging Agreement.

(O) Environmental Matters. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject either the Borrower or its Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(P) Subsidiary Guarantor Revocation. Any Subsidiary Guarantor shall terminate or revoke any of its obligations under the Subsidiary Guaranty or breach any of the material terms of such Subsidiary Guaranty.

(Q) Receivables Purchase Document Events. A “Termination Event” (as defined in the 2000 Receivables Sale Agreement), an “Amortization Event” (as defined in the 2009 Receivables Purchase Agreement) or any other breach or event of like import under any replacement Receivables Purchase Documents permitted hereby (any such event, a “Receivables Facility Trigger Event”) shall (i) occur with respect to the conduct or performance of (a) any Originator, (b) any servicer of the Receivables (so long as such servicer is the Borrower or a Subsidiary thereof) under the Receivables Purchase Documents, (c) any guarantor of the obligations of any Originator or servicer under the Receivables Purchase Documents or (d) any of their respective Subsidiaries other than an SPV and (ii) result in the termination of reinvestments of collections or proceeds of Receivables and Related Security under any agreements evidencing Receivables Facility Attributed Indebtedness (it being understood and agreed that the occurrence of a Receivables Facility Trigger Event resulting solely from (x) the conduct or performance of an SPV and/or (y) the performance or quality of the Receivables securing the obligations under the Receivables Purchase Documents, taken together with the circumstances described in the foregoing clause (ii), shall not give rise to a Default under this Section 8.1(Q)).

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS,

AMENDMENTS AND REMEDIES

9.1 Termination of Commitments; Acceleration. If any Default described in Section 8.1(F), (G) or (I) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder (if any) shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder (if any), or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

9.2 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, (i) fees payable to such Defaulting Lender pursuant to Section 2.14 shall not be payable and (ii) the Commitment and Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.3); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

9.3 Amendments.

(A) Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender adversely affected thereby (which shall be deemed to include all Lenders (other than Defaulting Lenders) in the case of clauses (iii), (v), (vi), (vii) or (viii) below):

(i) Postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (other than any modifications of the provisions relating to amounts, timing or application of prepayments of the Loans and other Obligations, which modifications shall require the approval only of the Required Lenders).

(ii) Reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon (other than (a) a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof and (b) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof).

(iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

(iv) Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender.

(v) Permit the Borrower to assign its rights under this Agreement.

(vi) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Subsidiary Guaranty.

(vii) Amend Section 12.1 or 12.2 in a manner that would alter the pro rata sharing of payments required thereby.

(viii) Amend this Section 9.3.

(B) No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(B)(iii) without obtaining the consent of any of the Lenders. No amendment to Section 9.2 shall be effective without the consent of the Administrative Agent.

(C) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the

Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(D) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 4.1, 4.2, and 4.5, and (y) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 4.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(E) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

9.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, and all financing arrangements among the Borrower and the Lenders shall have been terminated.

ARTICLE X: GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Performance of Obligations. The Borrower agrees that after the occurrence and during the continuance of a Default, the Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document to the extent the Administrative Agent determines that such action shall be necessary or advisable in order to protect or preserve the rights of the Lenders hereunder. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 10.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.3 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.

10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the terms of any prior agreements or understandings which are expressly stated to survive the execution and delivery of this Agreement.

10.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7 Expenses; Indemnification.

(A) Expenses. The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent and the Arrangers, which attorneys and paralegals may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks) review, amendment modification and, after the occurrence and during the continuance of a Default or an Unmatured Default, administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arrangers and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent and the Arrangers and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent or the Arrangers or the Lenders) paid or incurred by the Administrative Agent or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents; provided, that after the occurrence and during the continuance of a Default, the Borrower agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for all such costs and out-of-pocket expenses, whether or not reasonable.

(B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, each Co-Syndication Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Co-Syndication Agent’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

Each Indemnitee, with respect to any action against it in respect of which indemnity may be sought under this Section, shall give written notice of the commencement of such action to the Borrower within a reasonable time after such Indemnitee is made a party to such action. Upon receipt of any such notice by the Borrower, unless such Indemnitee shall be advised by its counsel that there are or may be legal defenses available to such Indemnitee that are different from, in addition to, or in conflict with, the defenses available to the Borrower or any of its Subsidiaries, the Borrower may participate with the Indemnitee in the defense of such Indemnified Matter, including the employment of counsel consented to by such Indemnitee (which consent shall not be unreasonably withheld); provided, however, nothing provided herein shall entitle (a) the Borrower or any of its Subsidiaries to assume the defense of such Indemnified Matter or (b) any Indemnitee to effect any settlement in respect of any indemnified matter without the Borrower’s consent, such consent not to be unreasonably withheld or delayed.

(C) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement of any claim asserted against or likely to be asserted against an Indemnitee shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any other Indemnitee is a party thereto) unless such settlement releases such Indemnitee from any and all liability with respect thereto.

(D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

10.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9 Accounting. Except as provided to the contrary herein (including the last sentence of Section 7.4), all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

10.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12 GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.13 CONSENT TO JURISDICTION; JURY TRIAL.

(A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (A). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

10.14 Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any of its Subsidiaries that is a Subsidiary Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Subsidiary Guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Subsidiary Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Subsidiary Guarantor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Documents have been terminated.

If all or any part of the assets of any Subsidiary Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Subsidiary Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Subsidiary Guarantor is dissolved or if substantially all of the assets of any such Subsidiary Guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Subsidiary Guarantor to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations), and the termination of all financing arrangements pursuant to any Loan Document (and their affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holders of Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any Subsidiary Guarantor.

ARTICLE XI: THE ADMINISTRATIVE AGENT

11.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

11.2 Administrative Agent and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

11.3 Action by Administrative Agent and Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.3), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.3) or in the absence of its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4 Reliance on Documents and Counsel. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Employment of Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6 Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Arrangers under any of the Loan Documents, including under Section 10.7(A) or (B) of this Agreement but without affecting the Borrower’s obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent or the Arrangers, as the case may be, ratably in accordance with such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Arrangers, in their respective capacity as such.

11.7 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

11.9 Administrative Agent, Arrangers and Co-Syndication Agents. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.8, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XII: SETOFF; RATABLE PAYMENTS

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its respective Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4 or as otherwise provided herein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the applicable Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.3 Application of Payments. Subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(B) second, to pay interest on and then principal of any advance made under Section 10.3 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;

(E) fifth, to pay interest due in respect of Loans;

(F) sixth, to the ratable payment or prepayment of principal outstanding on Loans;

(G) seventh, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied to the outstanding Loans first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves. The order of priority set forth in clauses (D) through (G) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4 Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders, at the direction of the Required Lenders, to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.5 Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article XIII. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.2) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the

Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent may treat the Person which made any Loan or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any note to direct payments relating to such Loan or note to another Person. Any assignee of the rights to any Loan or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2 Participations.

(A) Permitted Participants; Effect. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than an Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.3 that adversely affects such Participant. Subject to paragraph (B) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, 4.3, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(B) Limitation of Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.1, 4.2 or 4.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.5 as though it were a Lender (it being understood that the documentation required under Section 4.5 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant

Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.3 Assignments.

(A) Consents. Subject to the conditions set forth in paragraph (B) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of: (i) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that no consent of the Borrower shall be required for an assignment to a Purchaser that is a Lender, an Affiliate of a Lender or an Approved Fund or, if a Default has occurred and is continuing, any other assignee and (ii) the Administrative Agent.

(B) Conditions. Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Subsidiary Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(C) Effect; Effective Date. Subject to acceptance and recording thereof pursuant to paragraph (D) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 10.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.

(D) The Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(E) Recording. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 13.3 and any written consent to such assignment required by this Section 13.3, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.17 or 11.6, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(F) Pledge to a Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.4 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any rating agency, insurer or insurance broker or actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

13.6 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.5(iv) and (viii).

ARTICLE XIV: NOTICES

14.1 Giving Notice.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 533 Maryville University Drive, St. Louis, MO 63141, Attention of William C. Fox, Vice President and Treasurer (Telecopy No. (314) 985-2220);

(ii) if to the Administrative Agent, to it at 1615 Brett Road, New Castle, DE 19720, Attention of Bank Loan Syndictions (Telecopy No. (646) 274-5080), with a copy to global.loans.support@citi.com); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth below its signature hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

14.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV: COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE XVI: USA PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrower and other information including all applicable “know your customer” requirements that will allow such Lender to identify such Loan Party in accordance with the Act.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ENERGIZER HOLDINGS, INC., as the Borrower

/s/ William C. Fox
By:	William C. Fox
Title:	Vice President and Treasurer

Signature Page to

Energizer Holdings, Inc. Term Loan Credit Agreement

CITIBANK, N.A., as the Administrative Agent and a Lender

/s/ Lisa Huang
By:	Lisa Huang
Title:	Vice President

Signature Page to

Energizer Holdings, Inc. Term Loan Credit Agreement

BANK OF AMERICA, N.A., as a Lender

/s/ David L. Cathedral
By:	David L. Cathedral
Title:	Managing Director

Signature Page to

Energizer Holdings, Inc. Term Loan Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

/s/ Thomas J. Stere
By:	Thomas J. Stere
Title:	Authorized Signatory

/s/ Mio Tanaka
By:	Mio Tanaka
Title:	Director

Signature Page to

Energizer Holdings, Inc. Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

/s/ Brendan Korb
By:	Brendan Korb
Title:	Vice President

Signature Page to

Energizer Holdings, Inc. Term Loan Credit Agreement

PRICING SCHEDULE

STATUS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS	APPLICABLE MARGIN FOR ABR LOANS

Level I Status	1.25% plus the Applicable Incremental Rate	0.25% plus the Applicable Incremental Rate

Level II Status	1.50% plus the Applicable Incremental Rate	0.50% plus the Applicable Incremental Rate

Level III Status	1.75% plus the Applicable Incremental Rate	0.75% plus the Applicable Incremental Rate

Level IV Status	2.00% plus the Applicable Incremental Rate	1.00% plus the Applicable Incremental Rate

“Applicable Incremental Rate” means, as of any date of determination, the incremental rate per annum then applicable to Advances of the applicable Type at such time, as set forth in the following table:

Period	Applicable Incremental Rate
For the period commencing on the Closing Date to but not including the date that is 91 days after the Initial Funding Date	0.50%
For the period commencing on the date that is 91 days after the Initial Funding Date to but not including to but not including the date that is 181 days after the Initial Funding Date	1.00%
For the period commencing on the date that is 181 days after the Initial Funding Date to but not including the date that is 271 days after the Initial Funding Date	1.50%
For the period from and after the date that is 271 days after the Initial Funding Date	2.00%

1

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to pursuant to Section 7.1(A)(i) and (ii) of the Credit Agreement, as applicable.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 3.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for ABR Loans shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin for Eurodollar Rate Loans or the Applicable Margin for ABR Loans shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for ABR Loans shall be determined based upon Level IV Status until five (5) days after such Financials are so delivered. For the period from the Closing Date until five (5) Business Days after the Administrative Agent’s receipt of the Financials for the first fiscal quarter ending after the Closing Date, the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for ABR Loans shall be determined based on the “Pricing Leverage Ratio” under (and as defined in) the Revolving Credit Agreement and set forth in the most recently delivered Financials thereunder.

2

EXHIBIT A

TO

TERM LOAN CREDIT AGREEMENT

Commitments

Lender	Commitment
Citibank, N.A.	$250,000,000
Bank of America, N.A.	$250,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$250,000,000
JPMorgan Chase Bank, N.A.	$250,000,000
Total	$1,000,000,000

A-1

EXHIBIT B

TO

TERM LOAN CREDIT AGREEMENT

Form of Borrowing/Election Notice

TO:	Citibank, N.A., as the “Administrative Agent” under that certain Term Loan Credit Agreement dated as of April 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Holdings, Inc. (the “Borrower”), the financial institutions from time to time parties thereto as Lenders (the “Lenders”), the Administrative Agent and Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents.

The Borrower hereby gives to the Administrative Agent a Borrowing/Election Notice pursuant to [Section 2.1] [Section 2.7] [Section 2.9] of the Credit Agreement, and Borrower hereby requests to borrow on                                  , 20     (the “Borrowing Date”) from the Lenders with Commitments on a pro rata basis an aggregate principal amount of $             in Loans as a:

☐	Floating Rate Advance

☐	Eurodollar Rate Advance

Applicable Interest Period of month(s).

The proceeds of the Advances made on the Borrowing Date shall be applied towards [                    ]1 (the “Specified Repayment Transaction”) and the undersigned hereby certifies that all necessary actions have been taken to effect such Specified Repayment Transaction (including, without limitation, the termination of any Liens in connection therewith) substantially concurrently with the making of such Advance.

The undersigned hereby certifies, in its corporate capacity, to the Administrative Agent and the Lenders that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Borrowing Date; (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Borrowing Date or will result from the making of the proposed Loans; and (iii) the conditions set forth in Section[s 5.1 and] 5.2 of the Credit Agreement have been satisfied.

[1]	Borrower to select applicable use of proceeds from the definition of “Specified Repayment Transactions” in the Credit Agreement.

B-1

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Election Notice.

Dated:                                  , 20

ENERGIZER HOLDINGS, INC.,
as the Borrower

By:
Name:
Title:

B-2

EXHIBIT C

TO

TERM LOAN CREDIT AGREEMENT

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved
Fund of [identify Lender]

3.	Borrower:	Energizer Holdings, Inc.

4.	Administrative Agent:	Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement dated as of April 29, 2015 among Energizer Holdings, Inc., the Lenders party thereto, Citibank, N.A., as Administrative Agent and Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]
Commitment	$	$		%
	$	$		%
	$	$		%

Effective Date:                                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

ENERGIZER HOLDINGS, INC., as Borrower

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of Section 13.3 of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York, but giving effect to Federal laws applicable to national banks.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call [                    ])

(For Forms after Primary Syndication call [                ])

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit )

(For Forms for Primary Syndication call [                    ])

(For Forms after Primary Syndication call [                    ])

EXHIBIT D

TO

TERM LOAN CREDIT AGREEMENT

[Reserved].

D-1

EXHIBIT E

TO

TERM LOAN CREDIT AGREEMENT

List of Closing Documents

Attached

$1,000,000,000

TERM LOAN FACILITY

ENERGIZER HOLDINGS, INC.

APRIL 29, 2015

LIST OF CLOSING DOCUMENTS4

A. LOAN DOCUMENTS

1.	Term Loan Credit Agreement (the “Credit Agreement”) by and among Energizer Holdings, Inc. (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”), Citibank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A. as Co-Syndication Agents, evidencing a term loan credit facility to the Borrower from the Lenders in an initial aggregate principal amount of $1,000,000,000.

EXHIBITS

EXHIBIT A	—	Commitments

EXHIBIT B	—	Form of Borrowing/Election Notice

EXHIBIT C	—	Form of Assignment and Assumption

EXHIBIT D	—	Reserved

EXHIBIT E	—	List of Closing Documents

EXHIBIT F	—	Form of Officer’s Certificate

EXHIBIT G	—	Form of Compliance Certificate

EXHIBIT H	—	Form of Supplement to Subsidiary Guaranty

SCHEDULES

Schedule 1.1.1	—	Permitted Existing Investments

Schedule 1.1.2	—	Permitted Existing Liens

Schedule 1.1.3	—	Permitted Existing Contingent Obligations

[4]	Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Schedule 6.3	—	Conflicts; Governmental Consents

Schedule 6.7	—	Litigation; Loss Contingencies

Schedule 6.18	—	Environmental Matters

Schedule 7.3(G)	—	Transactions with Shareholders and Affiliates

2.	Guaranty executed by Energizer International, Inc., a Delaware corporation, Eveready Battery Company, Inc., a Delaware corporation, Energizer Battery, Inc., a Delaware corporation, Energizer Battery Manufacturing, Inc., a Delaware corporation, Schick Manufacturing, Inc., a Delaware corporation, Playtex Products, LLC, a Delaware limited liability company, Playtex Manufacturing, Inc., a Delaware corporation, Sun Pharmaceuticals, LLC, a Delaware limited liability company, Tanning Research Laboratories, LLC, a Delaware limited liability company and Energizer Personal Care, LLC, a Delaware limited liability company (collectively, the “Initial Subsidiary Guarantors”) and the other Subsidiaries of the Borrower from time to time parties thereto, in favor of the Administrative Agent.

3.	Promissory notes requested by Lenders pursuant to Section 2.12(D) of the Credit Agreement.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or Assistant Secretary of the Borrower certifying (i) resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of the Borrower since the date of the most recent certification thereof by the Secretary of State of Missouri (an original of which is attached thereto), (iii) the names and true signatures of the incumbent officers of the Borrower authorized to sign the documents to which it is a party and authorized to request Borrowings under the Credit Agreement, and (iv) the By-Laws (attached thereto) of the Borrower as in effect on the date of such certification.

5.	Good Standing Certificate for the Borrower from the Secretary of State of Missouri.

6.	Certificate of the Secretary or Assistant Secretary of each Initial Subsidiary Guarantor certifying (i) resolutions of the Board of Directors of each such Initial Subsidiary Guarantor approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of any such Initial Subsidiary Guarantor since the date of the most recent certification thereof by the Secretary of State of Delaware (originals of which are attached thereto), (iii) the names and true signatures of the incumbent officers of each such Initial Subsidiary Guarantor authorized to sign the documents to which it is a party, and (iv) the By-Laws (attached thereto) of each such Initial Subsidiary Guarantor as in effect on the date of such certification.

7.	Good Standing Certificate for each Initial Subsidiary Guarantor from the Secretary of State of Delaware.

C. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	Opinion of Bryan Cave LLP, counsel for the Borrower and Initial Subsidiary Guarantors with respect to their respective obligations under the Credit Agreement and the other Loan Documents.

9.	Certificate, in form and substance satisfactory to the Administrative Agent, signed by the Chief Financial Officer or Treasurer of the Borrower, stating that on the Closing Date (both before and after giving effect to any proposed Loan to be made thereon), (a) all of the representations and warranties in the Credit Agreement are true and correct in all material respects and (b) no Default or Unmatured Default has occurred and is continuing.

EXHIBIT F

TO

TERM LOAN CREDIT AGREEMENT

Form of Officer’s Certificate

OFFICER’S CERTIFICATE

I, the undersigned, hereby certify to the “Administrative Agent” and the “Lenders” (each as defined below) that I am the                              of ENERGIZER HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Missouri (the “Borrower”). Capitalized terms used herein and not otherwise defined herein are as defined in that certain Term Loan Credit Agreement dated as of April 29, 2015 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions from time to time parties thereto as Lenders (the “Lenders”), Citibank, N.A., as “Administrative Agent” and Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents.

I further certify to the Administrative Agent and the Lenders, as such officer and not individually, that, pursuant to [Section 5.2] [Section 7.1(A)(iii)] of the Credit Agreement, as of the date hereof:

1. No Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

2. The representations and warranties of the Borrower contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of this Certificate to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct on and as of such earlier date.

IN WITNESS WHEREOF, I hereby subscribe my name on behalf of the Borrower on this      day of                     , 20        .

ENERGIZER HOLDINGS, INC., as the Borrower

By:
[Insert Name of Officer]

F-1

EXHIBIT G

TO

TERM LOAN CREDIT AGREEMENT

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Pursuant to [Section 5.2] [Section 7.1(A)(iii)] of the Term Loan Credit Agreement dated as of April 29, 2015 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) by and among Energizer Holdings, Inc. (the “Borrower”), the financial institutions from time to time parties thereto as Lenders (the “Lenders”), Citibank, N.A., as Administrative Agent (the “Administrative Agent”) and Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, the Borrower, through its                             , hereby delivers to the Administrative Agent[, together with the financial statements being delivered to the Administrative Agent pursuant to Section 7.1(A) of the Credit Agreement,] this Compliance Certificate (the “Certificate”) for the accounting period from                                      , 20         to                             ,          20     (the “Accounting Period”). Capitalized terms used herein shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                              of the Borrower;

2. I have made, or have caused to be made under my supervision, a detailed review of the terms of the Credit Agreement and of the transactions and conditions of the Borrower and its Subsidiaries during the Accounting Period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the Accounting Period covered by the attached financial statements or as of the date of this Certificate [except as set forth below]; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 20        .

SCHEDULE I

to COMPLIANCE CERTIFICATE

The computations set forth in this Schedule I are designed to facilitate the calculation of pricing, fees, financial covenants and certain other baskets based on financial tests set forth in the Credit Agreement. The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more elaborate descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the relevant Accounting Period or otherwise, which shall in all cases be governed by the Credit Agreement.

I. SECTION 2.14: PRICING CALCULATIONS

A.	LEVERAGE RATIO (Section 2.14(D))

	1.	All Indebtedness (as defined in the Credit Agreement) of the Borrower and its Subsidiaries, which, for purposes of clarification, shall exclude Hedging Obligations
$

	2.	EBITDA

		a.		Net Income	$

		b.	+	Interest Expense	$

		c.	+	Taxes	$

		d.	+	Non-cash charges (except those that require accrual of a reserve for anticipated future cash payments for any period)	$

		e.	+	Extraordinary non-cash charges	$

		f.	-	Extraordinary gains	$

		g.	=	(EBIT) Sum of I.A.2.a,
I.A.2.b, I.A.2.c,
				I.A.2.d, I.A.2.e and I.A.2.f	$

		h.	+	Depreciation	$

		i.	+	Amortization	$

	j.	=	Sum of Lines I.A.2.g, I.A.2.h and I.A.2.i (EBITDA)	$

3.	Leverage Ratio (Ratio of I.A.1 to I.A.2.j)			to 1.0

II. SECTION 7.4: FINANCIAL COVENANTS

A.	MAXIMUM COVENANT LEVERAGE RATIO (Section 7.4(A))

	.	1.	All Indebtedness (as defined in the Credit Agreement) of the Borrower and its Subsidiaries (which, for purposes of clarification, shall exclude Hedging Obligations) minus Receivables Facility Attributed Indebtedness
$

		2.	EBITDA (I.A.2.j)	$

		3.	Covenant Leverage Ratio (Ratio of II.A.1 to II.A.2)	to 1.0

		4.	Required Ratio:	[≤3.5 to 1.0][≤4.0 to 1.0][5]

B.	MINIMUM INTEREST EXPENSE COVERAGE RATIO (Section 7.4(B))

		1.	EBIT (See I.A.2.g above)	$

		2.	Interest Expense	$

		3.	Interest Expense Coverage Ratio (Ratio of II.B.1 to II.B.2)	to 1.0

		4.	Required Ratio:	≥3.0 to 1.0

III. CERTAIN OTHER MISCELLANEOUS BASKETS BASED ON FINANCIAL STATEMENTS

A.	SUBSIDIARY INDEBTEDNESS (Section 7.3(A))

	1.	Prior to the Specified Repayment Transaction in respect of the Receivables Purchase Facility, Aggregate Permitted Receivables Facility Attributed Indebtedness
		(Maximum: $250,000,000)	$

[5]	The Covenant Leverage Ratio may be greater than 3.5 to 1.0 for a period of time specified pursuant to the terms of Section 7.4(A) of the Credit Agreement.

2.

	a.	All Indebtedness (as defined) of the Borrower and its Subsidiaries	$

	b.	Consolidated Net Worth	$

	c.	Consolidated Total Capitalization Sum of lines III.A.2.a and III.A.2.b	$

	d.	25% of Consolidated Total Capitalization	$

	e.	Total Indebtedness not otherwise permitted under Sections 7.3(A)(i), (ii), (v), (vi) and (viii) (III.A.2.e must not exceed III.A.2.d)	$

B.         SALES OF ASSETS (Section 7.3(B))

1.	15% of Consolidated Assets at the end of the immediately preceding fiscal year	$

2.	Aggregate amount of all assets sold during the fiscal year of such sale other than as specifically permitted under Section 7.3(B)	$
(III.B.1 must be greater than III.B.2)

C.         LIENS (Section 7.3(C)

1.	Amount of indebtedness secured by Liens not otherwise permitted under Sections 7.3(C)(i) to (iii)	$

2.	5% of Consolidated Assets (III.C.2 must be greater than III.C.1)	$

D.         INVESTMENTS (Section 7.3(D))

1.	Investments in joint ventures and nonconsolidated subsidiaries (Maximum: $75,000,000)	$

2.	Investments not otherwise permitted under Sections 7.3(D)(i) through (x) (Maximum: $75,000,000)	$

E.         NON-GUARANTOR SUBSIDIARIES (Section 7.3(Q))

1.	Aggregate assets of non-SPV domestic consolidated Subsidiaries which are not Subsidiary Guarantors	$

2.	10% of Consolidated Domestic Assets of the Borrower and its consolidated non-SPV Subsidiaries (III.E.1 shall not exceed III.E.2)	$

F.         “MATERIAL SUBSIDIARY” CLASSIFICATION (Definitions, Section 7.2(K))

1.	3% of Consolidated Domestic Assets of the Borrower and its non-SPV Subsidiaries	$

2.	Identify below the name and jurisdiction of organization for each domestic Subsidiary of the Borrower (a) the total assets of which exceed the amount in III.F.1 and (b) that is not currently a Subsidiary Guarantor:

Name	Jurisdiction of Organization

The Borrower hereby certifies, through its                             , that the information set forth above is accurate as of                                      , 20    , to the best of such officer’s knowledge, after diligent inquiry, and that the financial statements delivered herewith present fairly the financial position of the Borrower and its Subsidiaries at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with Agreement Accounting Principles, consistently applied, subject, as to unaudited financial statements delivered herewith, to normal year-end and audit adjustments.

Dated:                              , 20

ENERGIZER HOLDINGS, INC., as the Borrower

By:
Name:
Title:

EXHIBIT H

TO

TERM LOAN CREDIT AGREEMENT

Form of Supplement to Subsidiary Guaranty

ANNEX I TO GUARANTY

Supplement to Subsidiary Guaranty

Reference is hereby made to the Guaranty (the “Guaranty”) made as of the 29th day of April, 2015 by and among Energizer International, Inc., a Delaware corporation, Eveready Battery Company, Inc., a Delaware corporation, Energizer Battery, Inc., a Delaware corporation, Energizer Battery Manufacturing, Inc., a Delaware corporation, Schick Manufacturing, Inc., a Delaware corporation, Playtex Products, LLC, a Delaware limited liability company, Playtex Manufacturing, Inc., a Delaware corporation, Sun Pharmaceuticals, LLC, a Delaware limited liability company, Tanning Research Laboratories, LLC, a Delaware limited liability company and Energizer Personal Care, LLC, a Delaware limited liability company (collectively, the “Initial Guarantors” and along with any Subsidiaries which have become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [                    ] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [                    ] [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this     day of                     , 20    .

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

H-1

SCHEDULE 1.1.1

Permitted Existing Investments

Investments of Energizer International, Inc.

Eveready East Africa Limited (Kenya) (10.5%)

Energizer Egypt S.A.E. (70.02%)

Energizer Lanka Ltd. (84.1%)

Energizer Malaysia Sdn. Bhd. (80.235%)

Investment of Energizer Group France SAS

COREPILE SA (France) (20%) ** – recycling entity

Investment of Energizer Battery, Inc.

Energizer Receivables Funding Corporation – bankruptcy remote entity

Investment of Energizer Czech spol. s r.o.

ECOBAT s r.o (Czech Republic) (16.66%) ** – recycling entity

Investment of Energizer SA

ECOPILHAS LDA. (Portugal) (16.66%) ** – recycling entity

Investment of Energizer Hungary Trading Ltd. – recycling entity

RE’LEM Public Benefit Co. (Hungary) (33.3%) **

Investment of Energizer Hellas A.E.

AFIS, S.A.(Greece) (40%) ** – recycling entity

Investment of Playtex Products, LLC

Playtex Marketing Corporation (50%) (joint venture)

Other immaterial Investments.

**	non-profit

SCHEDULE 1.1.2

Permitted Existing Liens

1.	UCC Financing Statement No. 1402273466422 filed with the Missouri Secretary of State on February 26, 2014 by Engel Machinery Inc. against the Borrower covering a Purchase Money Security Interest in an Engel Injection Molding Machine Anlage+Knickarm;

2.	UCC Financing Statement No. 1408254289970 filed with the Missouri Secretary of State on August 5, 2014 by Engel Machinery Inc. against the Borrower covering an Engel Injection Molding Machine;

3.	UCC Financing Statement No. 2012 2623702 filed with the Delaware Secretary of State of July 9, 2012 by Coesia Health & Beauty, Inc. d/b/a Norden, Inc. against Energizer Personal Care, LLC covering a NordenMatic 702 Tube Filling Machine;

4.	UCC Financing Statement No. 2011 1721037 filed with the Delaware Secretary of State on May 6, 2011 by Engel Machinery Inc. against Schick Manufacturing, Inc. covering a Purchase Money Security Interest in an Engel Injection Molding Machine;

5.	UCC Financing Statement No. 2011 1721128 filed with the Delaware Secretary of State on May 6, 2011 by Engel Machinery Inc. against Schick Manufacturing, Inc. covering a Purchase Money Security Interest in an Engel Injection Molding Machine;

6.	UCC Financing Statement No. 2014 5196878 filed with the Delaware Secretary of State on December 22, 2014 by Milacron Marketing Company LLC against Schick Manufacturing, Inc. covering a K-Tec 450 Injection Molding Machine; and

7.	Liens securing immaterial and de minimis Indebtedness.

SCHEDULE 1.1.3

Permitted Existing Contingent Obligations

Guaranties of immaterial and de minimis obligations arising in the ordinary course of business and not related to the borrowing of money.

SCHEDULE 6.3

None.

SCHEDULE 6.7

Litigation; Loss Contingencies

None.

SCHEDULE 6.18

Environmental Matters

None.

SCHEDULE 7.3(G)

Transactions with Shareholders and Affiliates

None.